Exhibit 99.1


[COSI LOGO OMITTED]


CONTACT:
William E. Koziel
Chief Financial Officer
(847) 597-8803

FOR IMMEDIATE RELEASE


                  COSI, INC. ANNOUNCES PLANNED RIGHTS OFFERING

DEERFIELD, Ill., September 30, 2009 -- Cosi, Inc. (NASDAQ: COSI), the premium convenience restaurant company, today announced that it filed a registration statement on Form S-3 with the Securities and Exchange Commission (the "SEC") for a rights offering to its existing stockholders. The Company plans to make the rights offering through the distribution of non-transferable subscription rights to purchase shares of the Company's common stock, par value $0.01 per share, at a subscription price to be determined and subject to an aggregate ownership limitation equal to 19.9% of the Company's common stock. Assuming the rights offering is fully subscribed, the Company currently expects to receive gross proceeds of approximately $5 million. The Company is planning to commence a rights offering in order to raise equity capital in a cost-effective manner that provides all of Cosi's stockholders the opportunity to participate.

The proposed rights offering will also include an over-subscription privilege, which will entitle each rights holder that exercises all of its basic subscription privilege in full the right to purchase additional shares of common stock that remain unsubscribed at the expiration of the rights offering, subject to the availability and pro rata allocation of shares among persons exercising this over-subscription right.

In conjunction with the rights offering, all of the Company's executive officers and outside directors have agreed to purchase shares that are subject to their basic subscription privilege, at the same subscription price offered to shareholders, for an aggregate commitment of $141,501 (which, except for one outside director, constitutes the full extent of the basic subscription privileges of the executive officers and directors). In addition, all of the Company's executive officers and one of its outside directors have agreed to purchase, at the same subscription price offered to shareholders, shares that would otherwise be available for purchase by them pursuant to the exercise of their over-subscription privileges in an aggregate amount of up to $337,211. The total amount of commitments by the directors and executive officers is $478,712.

"As we continue to navigate through these uncertain economic times, we feel it is important to shore up our capital and liquidity," said Jim Hyatt, CEO. "We intend to use the bulk of the proceeds from this offering for that purpose, although we may also use the proceeds for general corporate purposes as we see fit in this environment, including marketing initiatives intended to increase traffic in our stores and funding the costs associated with closing underperforming stores."
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A registration statement relating to these securities has been filed with the
SEC but has not yet become effective. The securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. The rights will be issued to all shareholders as of a record date which has yet to be determined. The subscription price also has yet to be determined. The Company will provide notice of the record date and subscription price in the future at such time as they are determined. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

About Cosi, Inc.
Cosi (http://www.getcosi.com) is a national premium convenience restaurant chain that has developed featured foods built around a secret, generations-old recipe for crackly crust flatbread. This artisan bread is freshly baked in front of customers throughout the day in open flame stone hearth ovens prominently located in each of the restaurants. Cosi's warm and urbane atmosphere is geared towards its sophisticated, upscale, urban and suburban guests. There are currently 99 Company-owned and 47 franchise restaurants operating in eighteen states, the District of Columbia and the United Arab Emirates. The Cosi vision is to become America's favorite premium convenience restaurant by providing customers authentic, innovative, savory food while remaining an affordable luxury.

The Cosi menu features Cosi sandwiches, freshly tossed salads, melts, soups, Cosi bagels, flatbread pizzas, S'mores, snacks and other desserts, and a wide range of coffee and coffee-based drinks and other specialty beverages. Cosi restaurants are designed to be welcoming and comfortable with an eclectic environment. Cosi's sights, sounds, and spaces create a tasteful, relaxed ambience that provides a fresh and new dining experience.

"Cosi" and related marks are registered trademarks of Cosi, Inc.

Copyright (C) 2009 Cosi, Inc. All rights reserved.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. This press release contains statements that constitute forward-looking statements under the federal securities laws. Forward-looking statements are statements about future events and expectations and not statements of historical fact. The words "believe," "may," "will," "should," "anticipate," "estimate," "expect," "intend," "objective," "seek," "plan," "strive," or similar words, or negatives of these words, identify forward-looking statements. We qualify any forward-looking statements entirely by these cautionary factors. Forward-looking statements are based on management's beliefs, assumptions and expectations of our future economic performance, taking into account the information currently available to management. Forward-looking statements involve risks and uncertainties that may cause our actual results, performance or financial condition to differ materially from the expectations of future results, performance or financial condition we express or imply in any forward-looking statements. Factors that could contribute to these differences include, but are not limited to: the cost of our principal food products and supply and delivery shortages or interruptions; labor shortages or increased labor costs; changes in consumer preferences and demographic trends; expansion into new markets including foreign markets; our ability to locate suitable restaurant sites in new and existing markets and negotiate acceptable lease terms; competition in our markets, both in our business and in locating suitable restaurant sites; our operation and execution in new and existing markets; our ability to recruit, train and retain qualified corporate and restaurant personnel and management; cost effective and timely planning, design and build-out of restaurants; our ability to attract and retain qualified franchisees; the availability and cost of additional financing, both to fund our existing operations and to open new restaurants; the rate of our internal growth and our ability to generate increased revenue from our existing restaurants; our ability to generate positive cash flow from existing and new restaurants; the reliability of our customer and market studies; fluctuations in our quarterly results due to seasonality; increased government regulation and our ability to secure required governmental approvals and permits; our ability to create customer awareness of our restaurants in new markets; market saturation due to new restaurant openings; inadequate protection of our intellectual property; adverse weather conditions which impact customer traffic at our restaurants and adverse economic conditions. Further information regarding factors that could affect our


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results and the statements made herein are included in our filings with the
Securities and Exchange Commission.

         Additional information is available on the company's website at http://www.getcosi.com in the investor relations section.

















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